Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Corporate Office Properties Trust’s Annual Report on Form 10-K for the year ended December 31, 2006.  We also consent to the incorporation by reference of our report dated March 13, 2007 relating to the Historical Summary of Revenue and Certain Expenses of the Nottingham Operating Properties which appears in Corporate Office Properties Trust’s Current Report on Form 8-K/A dated March 15, 2007.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, MD
March 30, 2007